UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 9, 2015 (March 3, 2015)

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1540 Drew Avenue, Davis, CA		95618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2015, Marrone Bio Innovations, Inc. (the “Company”) entered into a letter agreement with Jim Boyd, the Company’s Chief Financial Officer.

Pursuant to the letter agreement, Mr. Boyd’s base salary will be increased from $240,000 to $250,000. The letter agreement also supplements the terms of Mr. Boyd’s severance under his offer letter, which currently provides that he will receive six months’ severance, paid in the form of salary continuation, in connection with a termination other than “for cause.” Under the letter agreement, if a change in control occurs that is not pursuant to an agreement signed within nine months of the date of the letter agreement, and Mr. Boyd is terminated other than “for cause” within twelve months of such change in control, then in addition to the foregoing severance amount, he would also receive a lump-sum payment equal to six months’ base salary. In addition, the letter agreement provides that if the Company enters into an agreement with respect to a change in control transaction within nine months of the date of the letter agreement, then upon the closing of such transaction Mr. Boyd would receive a lump sum payment equal to 18 months’ base salary.

The foregoing summary description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the letter agreement, which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: March 9, 2015	By:	/s/ Linda V. Moore
Linda V. Moore
Vice President, General Counsel and Secretary